                                                                    EXHIBIT 2.1

                      -----------------------------------
                            ASSET PURCHASE AGREEMENT
                      -----------------------------------

                                     AMONG


                                 SMT PARTNERS,


                       SIERRA MICROWAVE TECHNOLOGY, LLC,


                      HEICO ELECTRONIC TECHNOLOGIES CORP.,


                                      AND


                          THE OTHER SIGNATORIES HERETO




                             AS OF DECEMBER 1, 2003

                                LIST OF EXHIBITS

Exhibit A          -      Opinion of Counsel to Company

Exhibit B          -      Conveyance Documents

Exhibit C          -      Limited Liability Company Agreement

Exhibit D-1--D-4   -      Employment Agreements

Exhibit E          -      Registration Rights Agreement

                               LIST OF SCHEDULES


Schedule 1.01(a)                        Schedule 3.12(b)
Schedule 1.01(c)                        Schedule 3.12(c)
Schedule 1.02                           Schedule 3.12(d)
Schedule 1.04                           Schedule 3.13
Schedule 3.01                           Schedule 3.13(c)
Schedule 3.03(a)                        Schedule 3.14
Schedule 3.05                           Schedule 3.15
Schedule 3.07(a)                        Schedule 3.16
Schedule 3.07(c)                        Schedule 3.17(a)
Schedule 3.07(d)                        Schedule 3.17(b)
Schedule 3.07(e)                        Schedule 3.17(c)
Schedule 3.08(a)                        Schedule 3.17(d)
Schedule 3.08(b)                        Schedule 3.17(e)
Schedule 3.08(c)                        Schedule 3.17(g)
Schedule 3.08(d)                        Schedule 3.18
Schedule 3.08(e)                        Schedule 3.20(b)
Schedule 3.08(g)                        Schedule 3.20(d)
Schedule 3.09(a)                        Schedule 3.20(e)
Schedule 3.09(b)                        Schedule 3.21
Schedule 3.10(1)                        Schedule 4.03
Schedule 3.10(2)                        Schedule 5.01
Schedule 3.11                           Schedule 6.05
Schedule 3.12(a)                        Schedule 7.01(c)

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on December 4, 2003, and shall be effective as of December 1, 2003, by and among (i) Sierra Microwave Technology, LLC, a Delaware limited liability company (the "Buyer"), (ii) SMT Partners, a Texas partnership (the "Company"),
(iii) the owners of Company and other parties executing this Agreement (the "Owners") and (iv) HEICO Electronic Technologies Corp. ("HEICO").

                                    RECITALS

         A. Pursuant to Article 5.17 of the Texas Business Corporation Act ("Texas Act"), prior to the Closing, the Company was converted ("Conversion") from a corporation (Sierra Microwave Technology, Inc., a Texas corporation) to a Texas partnership by operation of law and succeeded to all of the assets and liabilities of Sierra Microwave Technology, Inc., a Texas corporation.

         B. Buyer and HEICO desire for Buyer to purchase substantially all of Company's assets.

         C. Prior to Closing, HEICO owns all of the equity interests of Buyer and enters into this Agreement for the purpose of making the representations and warranties set forth herein and making the covenants and agreements of HEICO set forth herein.

         D. Upon the terms and subject to the conditions of this Agreement, Company, HEICO and Buyer desire to enter into this transaction, as a result of which, among other things, HEICO will own 80.1% of the Buyer and Company will own 19.9% of the Buyer (after the contribution by Company to the capital of Buyer of an interest in its assets).

         E. The Owners in the aggregate own (directly and/or indirectly, legally and/or beneficially) all of the equity interests of Company and are entering into this Agreement for the purposes of making the representations and warranties set forth herein and joining in the covenants and agreements of the Owners set forth in this Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF ASSETS

         1.01   Sale and Purchase of Assets; Excluded Assets.

                (a) Assets. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01, Company shall sell, contribute, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all right, title and interest in and to all Assets, other than the Excluded Assets. It is specifically understood and agreed by the parties hereto that Buyer is acquiring, and Company is both selling to Buyer and contributing to its capital, all of the tangible and intangible assets attributable to or Used by Company in its business, except the Excluded Assets. Schedule 1.01(a) sets forth a list of certain Excluded Assets.

                (b) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by Company of the Assets to Buyer in accordance with
Section 1.01(a) shall be effected at the Closing Date by Company's execution and delivery to Buyer of one or more bills of sale, assignments and other conveyance instruments with respect to Company's transfer of Intangible Rights, real property interests (including a general warranty deed) and other Assets in form and scope reasonably satisfactory to Buyer (collectively the "Conveyance Documents"). At the Closing, Company shall transfer, convey, assign and deliver good, valid and indefeasible title to all of the Assets to Buyer pursuant to the Conveyance Documents, free and clear of any and all Liens whatsoever other than the Permitted Exceptions with respect to the Real Property.

                (c) Assumed Obligations. At the Closing, Buyer shall assume, and agree to satisfy and discharge as the same shall become due, only Assumed Obligations. Schedule 1.01(c) sets forth a list of certain Assumed Obligations.

                (d) Excluded Obligations. Notwithstanding anything to the contrary set forth herein, in no event shall Buyer assume or be responsible for or be required to pay, perform or discharge any liability, obligation, debt, cost, expense or commitment of Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, which is an Excluded Obligation, all of which shall be retained by Company. Company further agrees to satisfy and discharge as the same shall become due all obligations and liabilities of Company not specifically assumed by Buyer hereunder, provided that the Company may in good faith reasonably contest its liability under any of these obligations.

                (e) Rights. To the extent that any of the Assets or any claim, right or benefit arising under or resulting from such Assets (collectively, the "Rights") is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or violation of, any applicable law unless the approval, consent or waiver of such third Person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of Buyer contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Right unless and until such approval, consent or waiver has been obtained (which approval, consent or waiver shall be obtained at Company's cost). After the Closing and until all such Rights are transferred to Buyer, Company shall use its best efforts to: obtain such approvals, consents and waivers with respect to all Rights; maintain Company's existence and hold the Rights for Buyer; comply with the terms and provisions of the Rights as agent for Buyer for Buyer's benefit; cooperate with Buyer in any lawful arrangements designated by Buyer designed to provide the benefits of such Rights solely and exclusively to Buyer; enforce, at the request of Buyer and for the account of Buyer, any rights of Company arising from such Rights against any third Person, including the right to elect to terminate any such Rights in accordance with the terms of such Rights upon the written direction of Buyer; take any action at its own expense (subject to the terms of Section 8.01(f) if the Company's representations under Section 3.15 and/or 3.16 are inaccurate) relating to the Rights requested by Buyer; and not waive, alter or amend any obligations of third parties, whether expressly or impliedly without the written consent of Buyer. In order that the full value of the Rights may be realized for the benefit of Buyer, Company shall, at the request and under the direction of Buyer, in the name of Company or otherwise as Buyer may specify, take all such actions and do or cause to be done all such things in order that the obligations of Company under such Rights may be performed in such manner that the value of such Rights is preserved and inures to the benefit of Buyer; and Company shall not take any action which would be inconsistent with, or diminish the value of, the Rights to Buyer. At the end of each month after the Closing Date, Company shall supply Buyer with written reports regarding all moneys collected by or paid to Company in respect of every such Right and shall promptly pay to Buyer all such moneys collected. With respect to the Rights, Company agrees that Buyer may perform the services specified in the Rights on Company's behalf, pursuant to the terms of such Rights. In addition, Company hereby consents for Buyer to collect payment for services rendered pursuant to the Rights for Buyer's own account.

         1.02 Consideration for Assets. As consideration for the Assets being acquired by Buyer hereunder and subject to the adjustments described in Section 1.03, Buyer shall deliver to Company at the Closing, (i) by official bank check or wire transfer in immediately available funds, an amount equal to Twenty Seven Million Thirty-Seven Thousand Five Hundred Dollars ($27,037,500), (ii) Three Million Dollars ($3,000,000) in shares of Class "A" common stock, $.01 par value (the "HEICO Stock"), of HEICO Corporation, a Florida corporation ("Parent"), all valued as described below, and (iii) an amount of membership interests of Buyer equal to 19.9% of the outstanding equity of Buyer at the Closing on a fully-diluted basis (the "Buyer Interest") (the Company's capital account balance of the Buyer Interest shall not exceed 19.9% of the total capital accounts of the Buyer unless otherwise agreed to by the Members of the Buyer). Each share of HEICO Stock shall be valued at the average of the closing prices of composite trading of the shares during the 30 trading days ended November 25, 2003 (i.e., $12.37). No fractional shares shall be issued, and in lieu of a fractional share, Buyer shall deliver to Company an amount in cash equal to the closing price of a share of Parent on the Closing Date multiplied by the fractional interest which would otherwise be issuable hereunder. The consideration required to be paid by Buyer to Company in the form of cash or HEICO Stock pursuant to the terms of this Section 1.02, as adjusted for all of the post-Closing purchase price adjustments, is referred to herein collectively as the "Purchase Price."

         The Purchase Price shall be allocated, apportioned and adjusted among the various Assets in the manner specified in IRC Section 1060 and IRS Form 8594. Assets shall be categorized by class pursuant to IRC Section 1060, in the manner set forth in Schedule 1.02 attached hereto, and the parties agree to abide by such allocations for all tax reporting purposes. The agreement among the parties, as a means of establishing fair market value of the Assets, shall be binding on the parties to this Agreement.

         1.03 Purchase Price Adjustment. The Purchase Price shall be increased or reduced (the "Purchase Price Adjustment") by either adding (x) the excess, if any, of Company's Net Worth as of 12:01 a.m. on December 1, 2003 over $2,597,000, or subtracting (y) the excess, if any, of $2,597,000 over Company's Net Worth as of 12:01 a.m. on December 1, 2003.

         1.04 Closing Date Balance Sheet. As soon as practical (and in no event later than 60 days after the Closing Date), Company shall cause to be prepared and delivered to Buyer (i) an accurate, true and complete balance sheet for Company's business and Assets acquired hereunder dated as of 12:01 a.m. on December 1, 2003 (the "Closing Date Balance Sheet"), which Closing Date Balance Sheet shall indicate the Net Worth of Company as of 12:01 a.m. on December 1, 2003, and (ii) an accurate, true and complete calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation. The Closing Date Balance Sheet shall be prepared in accordance with AAP applied on a consistent basis, except that
(i) all Excluded Assets shall be excluded from the Closing Date Balance Sheet,
(ii) all Excluded Liabilities shall be excluded from the Closing Date Balance Sheet, and (iii) all liabilities of Company, if any, which Buyer elects to discharge in addition to the Assumed Liabilities shall be included in the Closing Date Balance Sheet. Buyer and its accountants shall be entitled to review the Closing Date Balance Sheet, Company's calculations of the Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet prepared by Company or its accountants. Company shall also provide Buyer and its accountants with full and timely access, upon reasonable notice and during normal business hours, to Company's work papers, books and records, accountants and Personnel to the extent related to the determination of the Purchase Price Adjustment. Company shall cause its accountants and personnel to communicate and cooperate fully in connection with the foregoing.

         1.05 Payment of Purchase Price Adjustment. The Purchase Price Adjustment, if any, will be paid by Company or HEICO, as the case may be, within 30 days of the final determination of the Purchase Price Adjustment in accordance with Section 1.06. Any Purchase Price Adjustment payable by a party shall be paid to the appropriate party in cash. Any disputes with respect to the calculation of any Purchase Price Adjustment shall be resolved in accordance with the procedures contemplated by Section 1.06.

         1.06 Disputes. The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price Adjustment:

                        (i) Within 60 days after delivery to Buyer of Company's calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation, pursuant to this Article I, Buyer may deliver to Company a written report prepared in accordance with AAP (the "Buyer's Report") prepared by HEICO's accountants (the "Buyer's Accountants") advising Company either that Buyer's Accountants (A) agree with Company's calculations of the Purchase Price Adjustment, or (B) deem that one or more adjustments are required. The costs and expenses of the services of Buyer's Accountants shall be borne by Buyer. If Company shall concur with the adjustments proposed by Buyer's Accountants, or if Company shall not object thereto in a writing delivered to Buyer within 30 days after Company's receipt of Buyer's Report, the calculations of the Purchase Price Adjustment set forth in such Buyer's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If Buyer does not submit a Buyer's Report within the 60-day period provided herein, then the Purchase Price Adjustment as calculated by Company shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                        (ii) In the event that Buyer submits a Buyer's Report and Buyer and Buyer's Accountants are unable to resolve the disagreements set forth in such report within 30 days after the date of Buyer's Report, then such disagreements shall be referred to PriceWaterhouseCoopers or another recognized firm of independent certified public accountants selected by mutual agreement of Company and Buyer (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than 45 days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by HEICO if (A) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the determinations set forth in Buyer's Report, is greater than (B) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from Company's calculations of the Purchase Price
         Adjustment; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Company.

         1.07 Tax Classification of Transaction. The acquisition of assets contemplated by this Agreement is intended by the parties to constitute part sale and part capital contribution with respect to a fraction of each of the Assets acquired hereunder. To the extent of the Buyer Interest transferred to the Company by the Buyer which is comprised of the value of equity interests in the Buyer (said value to be equal to $7,462,500) as the initial capital account balance in the Buyer attributable to said equity interests), the acquisition shall be classified as a capital contribution to the Buyer made in exchange for an equity interest in the Buyer pursuant to Code Section 721. To the extent of the Purchase Price transferred to the Company by Buyer or HEICO, the acquisition shall be treated as a taxable sale pursuant to Code Section 1001. The parties shall file all tax returns consistently with the foregoing treatment.

         1.08 Ad Valorem Taxes. The Company has received 2003 Tax Statements from Williamson County Georgetown I.S.D. and Williamson County RFM for personal and real property Taxes for 2003 in the amounts of $18,056.07 and $20,870.84, and the Company is paying same at Closing. Personal property taxes for 2003 on leased equipment are $13,648.80. In order to fairly effectuate a pro ration of such amounts, at the Closing the Buyer is paying to the Company $4,381.31. Notwithstanding anything to the contrary set forth herein, the Company represents and warrants to the Buyer that such amounts are the only ad valorem Taxes that will become and payable with respect to the Assets through December 31, 2003.

                                  ARTICLE II
                                    CLOSING

         2.01 Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held on December 4, 2003, and shall be effective as of 12:01 a.m., Miami time, December 1, 2003 at the offices of Akerman Senterfitt, One S.E. 3rd Avenue, 28th Floor, Miami, Florida 33131, or at such other time or on such other date as may be mutually agreeable to the parties. The date as of which the Closing occurs is hereinafter referred to as the "Closing Date." Notwithstanding anything to the contrary set forth herein, all representations and warranties of the Company and/or any Owner shall be true and correct as of December 1, 2003 and on December 4, 2003, and all covenants to be complied with by any of them as of either such date shall have been complied with on both such dates.

         2.02 Deliveries by Company. At or prior to the Closing, Company shall deliver to Buyer, in each event executed by Company and the Owners parties thereto:

                        (i) the Conveyance Documents (including, but not limited to, a bill of sale, and a warranty deed), in the form attached hereto as Exhibit B;

                        (ii) the opinion of counsel to the Company in the form attached hereto as Exhibit A;

                        (iii) such certificates as to incumbency, as to the correctness of representations and warranties and the performance of covenants, as to corporate and/or partnership actions, as to corporate and/or partnership documents, as to good standing, as to the Conversion and otherwise as Buyer shall have requested;

                        (iv) a Limited Liability Company Agreement (the "Limited Liability Company Agreement"), in the form attached hereto as Exhibit C;

                        (v) employment agreements (the "Employment Agreements"), in the forms attached as Exhibits D-1 through D-4;

                        (vi)    a Registration Rights Agreement (the
         "Registration Rights Agreement"), in the form attached hereto as Exhibit E;

                        (vii)   [RESERVED];

                        (viii)  [RESERVED];

                        (ix) all consents, waivers and approvals necessary or desirable to effectuate the transactions contemplated herein;

                        (x) documents evidencing the release of all Liens on any Assets; and

                        (xi) possession of all originals (except for originals of tax documents and corporate and/or partnership records for which Company shall deliver only copies thereof to Buyer) and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of Company or any Affiliate of Company pertaining to Company, whether in paper or electronic form (collectively, the "Records"); provided, however, that Company may retain (1) copies of any Records that Company is reasonably likely to need for complying with requirements of law; and
         (2) copies of any Records that in the reasonable opinion of Company will be required in connection with the performance of its obligations hereunder.

         2.03 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Company, in each event executed by Buyer or HEICO, as applicable:

                        (i) the cash consideration payable to Company as described in Section 1.02;

                        (ii) a stock certificate representing the HEICO Stock issued to Company as described in Section 1.02 or a copy of irrevocable instructions to Parent's transfer agent as to the issuance thereto to the Company;

                        (iii)   the Limited Liability Company Agreement;

                        (iv)    the Registration Rights Agreement;

                        (v) such certificates as to incumbency, as to the correctness of representations and warranties and the performance of covenants, as to corporate actions, as to corporate documents, as to good standing and otherwise as Company shall have requested;

                        (vi)    [RESERVED];

                        (vii)   the Employment Agreements; and

                        (viii)  the Conveyance Documents.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE OWNERS

         The Owners and the Company hereby jointly and severally represent and warrant to HEICO, as an intended third party beneficiary of this Agreement, that:

         3.01 Existence and Qualification. Company is a Texas partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and neither the character of Company's Properties nor the nature of Company's business requires Company to be duly qualified to do business as a foreign entity in any jurisdiction outside those identified in Schedule 3.01 attached hereto, and Company is qualified as a foreign entity and in good standing in each listed jurisdiction except where the failure to qualify would not have a material adverse effect on the business of Company. The Conversion was duly effectuated pursuant to Article 5.17 of the Texas Business Corporation Act. As a result of the Conversion, by operation of law, (i) the Company was converted from a Texas corporation to a Texas partnership, (ii) the Company's assets and liabilities remain unchanged and continue to be vested in the Company, and (iii) the Company incurred no additional liabilities (for Taxes or otherwise) in connection therewith. The Conversion was unanimously and duly approved by all Owners (and the Board of Directors of the Company prior to the Conversion), who approved a plan of conversion in the manner prescribed by Article 5.03 of the Texas Act as if the Conversion were a merger to which the converting entity were a party and not the survivor. At the time the Conversion became effective, (i) the Owners owned all issued and outstanding equity interests of the converting entity, and (ii) each shareholder of the converting entity owned an equity interest in, and became a partner of, the converted entity (and the percentage ownership interest of each was unmodified). Each Owner agrees to become personally and directly liable for the liabilities and/or obligations of the converted entity, to the extent that Texas law provides for partners to be liable for the liabilities of a partnership to which they are partners and to the extent they have otherwise agreed to be liable herein or otherwise. The plan of conversion complied in all respects with Texas law and was fully performed. The conversion became effective and has never been abandoned. Articles of Conversion have been duly filed with the Secretary of State of the State of Texas, and all fees relating thereto have been paid to such Secretary of State. True and correct copies of the Articles of Conversion and all other documents relating thereto have been delivered by the Company to the Buyer. Immediately prior to the Conversion, SMT Partners had no assets or liabilities.

         3.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Company and the Owners, and the Owners and Company have all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform their respective obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Owners and/or Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03   Capitalization and Records.

                (a) All issued and outstanding equity interests of the Company are owned beneficially and of record by the Owners listed on Schedule 3.03(a) in the amounts set forth thereon. The Company has no Subsidiaries or any investments in any other Person (other than liquid securities).

                (b) The copies of the Articles of Incorporation, Bylaws and shareholders agreement of Company prior to the Conversion and the copies of the Company's partnership agreement provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. Company's minute books and records related to its equity interests made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement (except for such actions of Company's Owners or directors, or any or all of them, as the case may be, that may be required to approve the transactions contemplated by this Agreement), such minute books contain an accurate record of all Owners and actions of the Owners and board of directors (and any committees thereof) and/or partners of Company taken by written consent or at a meeting since January 1, 1993. All actions taken by Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Company fairly and accurately reflect all of Company's transactions, properties, assets and liabilities.

         3.04 No Owner Defaults or Consents. The execution and delivery of this Agreement and the Collateral Agreements by the Owners and the performance by the Owners of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which any of the Owners is a party, or by which the properties or assets of the Owners are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

         3.05 No Company Defaults or Consents. Except as disclosed on Schedule 3.05, neither the Conversion, nor the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                        (i) violate or conflict with any of the terms, conditions or provisions of any organizational document of Company or the Company's partnership agreement;

                        (ii) violate any Legal Requirements applicable to Company;

                        (iii) violate, conflict with, result in a breach of, constitute a material default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to Company;

                        (iv) result in the creation of any lien, charge or other encumbrance on any Properties of Company; or

                        (v) require the Owners or Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.06 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of Company and the Owners, threatened before any Governmental Authority seeking to restrain Company or any of the Owners or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against Company or its Properties as a result of the consummation of this Agreement.

         3.07   Employee Benefit Matters.

                (a) Schedule 3.07(a) sets forth a list of each of the following, if any, which is sponsored, maintained or contributed to by Company for the benefit of the employees or agents of Company, which has been so sponsored, maintained or contributed to at any time during Company's existence or with respect to which Company has or may have any actual or contingent liability:

                        (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"); and,

                        (ii) each Personnel policy, employee manual or other written statements of rules or policies concerning employment, option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, medical, dental, disability or life insurance, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.07(a)(i) ("Benefit Program or Agreement").

                (b) True, and accurate copies of each Plan and Benefit Program or Agreement of Company, together with all current trust agreements, the most recent annual reports on Form 5500 and any auditor's reports, the three (3) most recent financial statements, the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Plan or Benefit Program or Agreement of Company, all IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans, have been furnished to Buyer. In the case of any unwritten Plan or Benefit Program or Agreement, a written description of such Plan or Benefit Program or Agreement has been furnished to Buyer. All amendments required to bring any Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted. Company has provided Buyer with a list of each actuary, attorney, and accountant providing professional services with respect to each Plan or Benefit Program or Agreement plan of Company or the fiduciaries of each Plan of Company, as well as the location of all other records and the name of the individual responsible for such records with respect to each Plan of Company.

                (c)     Except as otherwise set forth in Schedule 3.07(c),

                        (i) Company does not contribute to or have an obligation to contribute to, and Company has not at any time contributed to or had an obligation to contribute to, and Company does not have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

                        (ii) Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                        (iii) All material reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                        (iv)    Each of the Plans intended to be qualified under
         Section 401(a) of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, which has not been revoked and each Plan has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

                        (v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Company and the Owners, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                        (vi) All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

                        (vii) As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of
         Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                        (viii) None of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, Company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or
         Section 502(i) of ERISA;

                        (ix) There is no matter pending with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

                        (x) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

                        (xi) Company does not have any obligation to provide health benefits or life insurance benefits to former employees, except as specifically required by law;

                        (xii) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a "parachute payment" within the meaning of Section 280G of the Code;

                        (xiii) Company has not incurred any liability or taken any action, and no action or event has occurred that could cause Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

                        (xiv)   Since January 1, 1996, there have not been any
         (i) work stoppages, labor disputes or other significant controversies between Company and its employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

                (d) Except as set forth in Schedule 3.07(d), Company is not a party to any agreement, and has not established any policy or practice, requiring Company to make a payment or provide any other form or compensation or benefit to any Person performing services for Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                (e) Schedule 3.07(e) sets forth by number and employment classification the approximate numbers of employees employed by Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with Company.

                (f) If so required by applicable law, Company has complied with (1) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder; (2) Part 6 of Title I of ERISA;
(3) the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Code Section 5000(b)(1); and (4) any applicable state statutes mandating health insurance continuation coverage for small employers.

                (g) Neither Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

        3.08    Financial Statements; Liabilities; Accounts Receivable;
Inventories.

                (a) Attached hereto as Schedule 3.08 (a) are true and complete copies of financial statements with respect to Company and its business as of and for the years ended December 31, 2000, 2001 and 2002 and financial statements for the ten months ended October 31, 2003 (the "Financial Statements"). All of such Financial Statements fairly present the financial condition, results of operations and cash flows of Company for the dates or periods indicated thereon. All of such Financial Statements for 2003 have been prepared in accordance with AAP, applied on a consistent basis throughout the periods indicated.

                (b) Except for (i) the liabilities reflected on Company's October 31, 2003 balance sheet included with the Financial Statements attached as Schedule 3.08 (a), (ii) trade payables and accrued expenses incurred since October 31, 2003 in the ordinary course of business, which are not material either individually or in the aggregate, (iii) executory contract obligations under (x) Contracts listed on Schedule 3.13, and/or (y) Contracts not required to be listed on Schedule 3.13, and (iv) the liabilities set forth in Schedule
3.08 (b) attached hereto, Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with AAP).

                (c) Except as otherwise set forth in Schedule 3.08(c), the accounts receivable reflected on the October 31, 2003 balance sheet included in the Financial Statements referenced in Section 3.08(a) and all of Company's accounts receivable arising since October 31, 2003 (the "Balance Sheet Date") arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services other than warranty services are required to be rendered in order to complete the sales and fully render the services and to entitle Company to collect the accounts receivable in full. The aggregate amount of such warranty services shall not exceed the dollar amount set forth on Schedule 3.20(d). Such account receivables are current and will be collected at their recorded amounts in accordance with their terms within 90 days of the date hereof, except to the extent of any bad debt reserve as of the Balance Sheet Date. Except as set forth in Schedule 3.08(c), no such account has been assigned or pledged to any other Person, firm or corporation, and, except only to the extent fully reserved against as set forth in the October 31, 2003 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

                (d) Except as otherwise set forth in Schedule 3.08(d), the Inventory of Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Closing Date Balance Sheet. The Company's Inventory as of the Closing Date, if valued in accordance with GAAP, would have a book value at least equal to the book value thereof determined in accordance with AAP.

                (e) Except as provided under the provisions of the agreements described in Schedule 3.08(e), and except for the Permitted Exceptions with respect to Company Facility, Company has legal and beneficial ownership of its Properties, free and clear of any and all liens, mortgages, deeds of trust, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever ("Liens").

                (f) To the Knowledge of the Company and the Owners, none of Company's revenues or currently booked orders by customers were or are subject to any set-aside, small, minority or disadvantaged business program and the transactions contemplated hereby would not have resulted in lower revenues as a consequence of such programs and will not result in a loss of any currently booked order.

                (g) Schedule 3.08(g) identifies all personal loans made by Company to or for Company's officers and directors.

                (h) Company maintains a system of internal accounting controls sufficient to insure the reliability of Company's financial reporting and the preparation of its financial statements in accordance with AAP and includes those policies and procedures that: (i) provide for the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of Company; (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with AAP, and that transactions of Company are being made only in accordance with authorizations of management and directors of Company; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company's assets.

         3.09   Absence of Certain Changes.

                (a) Except as otherwise set forth in Schedule 3.09(a) attached hereto, since January 1, 2003, there has not been:

                        (i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of Company;

                        (ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of Company; or

                        (iii) any material adverse change in Company's sales patterns, pricing policies, accounts receivable or accounts payable.

                (b) Except as otherwise set forth in Schedule 3.09(b) attached hereto, since January 1, 2003, Company has not done any of the following:

                        (i) merged into or with or consolidated with or converted into, any other corporation or entity or acquired the business or assets of any Person;

                        (ii)    purchased any securities of any Person;

                        (iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

                        (iv) entered into, amended or terminated any material agreement;

                        (v) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

                        (vi) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                        (vii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $50,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 3.13);

                        (viii) maintained its books of account other than in the usual, regular and ordinary manner in accordance with AAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under AAP;

                        (ix) adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit or cost-of-living increases to employees in the ordinary course of business and consistent with past practice;

                        (x) suffered any extraordinary losses or waived any rights of material value;

                        (xi) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to Company;

                        (xii) (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect Company's practices in connection with the payment of payables and/or the collection of receivables;

                        (xiii) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

                        (xiv) except for the payment of any distributions to pay income taxes of the Owners in respect of the operations of Company, declared, set aside or paid any dividends, or made any other distributions or payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

                         (xv)   amended any of its organizational documents;

                        (xvi) issued any equity interests or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its equity interests or other securities; or

                        (xvii)  committed to do any of the foregoing.

         3.10 Compliance with Laws. Except as otherwise set forth in Schedule 3.10(1), Company is and has been in compliance in all material respects with any and all Legal Requirements applicable to Company. Except as otherwise set forth in Schedule 3.10(2), Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any notice from any Governmental Authority or any other notice that would indicate that there has not been or that there is not currently compliance with all such Legal Requirements, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any material Legal Requirement or Permit applicable to Company. Without limiting the generality of the foregoing, Company has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that Company is not or has not been in compliance with any Legal Requirement relating to (a) the development, testing, manufacture, packaging, distribution, pricing, marketing, sale and delivery of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder or any other government rule, regulation or law.

         3.11 Litigation. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations or proceedings (regardless of whether form al or informal) against Company pending or, to the Knowledge of Company and the Owners, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and there is no basis for any such claim, action, suit, investigation or proceeding. Schedule 3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 1993.

         3.12   Real Property.

                (a) Schedule 3.12(a) contains the legal description and street addresses of all real property owned by the Company and any other real property interests of the Company (other than Leased Premises) or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein owned by Company and Used or to be Used in the operations of Company) (collectively, "Owned Real Property"). With respect to each parcel of the Owned Real Property, Company has good and indefeasible fee simple title, free and clear of any covenants, conditions, mineral interests, easements and exceptions other than the Permitted Exceptions, and of any Lien other than liens for real estate taxes not yet due and payable. The legal descriptions for the Owned Real Property set forth on Schedule 3.12(a) hereto describe such parcels fully and adequately.

                (b) Schedule 3.12(b) sets forth a list of all leases, licenses or similar agreements relating to Company's use or occupancy of real estate owned by a third party

("Leases"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the "Leased Premises"). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

                (c) With respect to each parcel of the Real Property and the Leased Premises: (i) there are no pending or, to the Knowledge of Company or the Owners, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof, (ii) no materials have been furnished to any such parcel or any portion thereof which might give rise to mechanic's, materialman's or other liens against such property or any portion thereof,
(iii) all improvements, buildings, fixtures, equipment and systems on any such parcel are in good operating condition, normal wear and tear excepted, and are safe for their current occupancy and use; (iv) except as set forth on Schedule 3.12(c), there are no Contracts relating to service, management or similar matters which affect any such parcel, (v) the buildings and improvements located on each such parcel are located within the boundary lines of such parcel and are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws (including the Georgetown Century
Plan) and ordinances (and no such parcel or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), county and municipal subdivision ordinances and regulations (each such parcel being a validly subdivided lot and not "grandfathered" under any subdivision ordinance), building code requirements, permits, licenses or other forms of approval, regulation, restrictive covenant, or restrictions by any Governmental Authority, and do not encroach on any easement which may burden the land and any restrictive covenants, easements or other instruments affecting the parcel that may be enforceable by Persons other than a Governmental Authority; (vi) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; (vii) no such parcel is located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; (viii) all facilities located on each such parcel have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership, operation or use thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations; (ix) there are no Contracts granting to any party or parties (other than Company) the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel; (x) there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, (xi) all facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting each such parcel;
(xii) each such parcel abuts on or has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of any of Company or the Owners, threatened termination of such access; (xiii) there are no encroachments from or onto such parcel; (xiv) the parcel is not subject to historic district designation and no buildings or improvements have been designated, or nominated for designation, as historic, cultural or archaeological sites, and (xv) the Company and Owners have received no claims or notices of mold infestation in any of the buildings or improvements located on such parcel and there is no basis therefor.

                (d) Except as disclosed on Schedule 3.12(d), the Owned Real Property and the Leased Premises constitute all of the real property and interests in real property used or occupied by the Company currently or within the past five years in connection with the operation of Company.

         3.13   Commitments.

                (a) Except as otherwise set forth in Schedule 3.13 and except for the obligations and commitments set forth in this Agreement, Company is not a party to or bound by any of the following, whether written or oral:

                        (i) any Contract that cannot by its terms be terminated by Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                        (ii) Contract or commitment for capital expenditures by Company in excess of $50,000 per calendar quarter in the aggregate;

                        (iii) lease or license with respect to any Properties, real or Personal, whether as landlord, tenant, licensor or licensee;

                        (iv) agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties, other than credit card debt or expenses occurred in the ordinary course of business;

                        (v)     partnership agreement;

                        (vi) Contract with any Affiliate of Company (including any Owner) relating to the provision of goods or services by or to Company;

                        (vii) agreement for the sale of any assets (other than inventory in the ordinary course) that in the aggregate have a net book value on Company's books of greater than $50,000 (other than this Agreement);

                        (viii) agreement that purports to limit Company's freedom to compete freely in any line of business or in any geographic area (other than this Agreement);

                        (ix) preferential purchase right, right of first refusal, or similar agreement; or

                        (x) other Contract that is material to the business of Company.

                (b)     All of the Contracts listed or required to be listed in
Schedule 3.13 are valid, binding and in full force and effect, and Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13. Neither Company nor any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13.

                (c) Except as otherwise set forth in Schedule 3.13(c), Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

         3.14 Insurance. Schedule 3.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, workers' compensation and vehicular) presently in effect that relate to Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by Company with all applicable material Legal Requirements and all material Contracts. None of the insurance carriers has indicated to Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers' compensation premiums), or that any insurance required to be listed on Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. Company has no claim pending or anticipated against any of its insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by Company to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

         3.15 Intangible Rights. Set forth on Schedule 3.15 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by Company and all goodwill associated therewith. Company owns or has the right to Use any and all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration), information, know-how, Trade Secrets, Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, methods, processes (whether secret or not), inventions and other similar know-how, rights or intangible properties that are necessary or customarily Used by Company for the ownership, management or operation of its Properties and the conduct of its business ("Intangible Rights") including, but not limited to, the Intangible Rights listed on
Schedule 3.15. Except as set forth on Schedule 3.15, (i) Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights and has the exclusive right to use and license the same; (ii) no royalties, honorariums or fees are payable by Company to any Person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made, nor, to the Knowledge of Company and the Owners, threatened against Company asserting any grounds for asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights; (iv) Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and no grounds for any such claims exist; (v) Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of Company's businesses is infringing or has infringed upon any intellectual property rights of others;
(vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by Company to any Person other than Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.15 and were duly made and remain in full force and effect; (ix) neither the Company nor any Owner is aware that there has been any act or failure to act by Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; and (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, Company has exercised commercially reasonable care to prevent such information from being disclosed.

         3.16 Equipment and Other Tangible Property. Except as otherwise set forth on Schedule 3.16, Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property currently utilized in operating the Company's business included in the Properties (the "Tangible Company Properties"), other than Inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with the Company's practices, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Company's prior practices. Subject to the foregoing, the Tangible Company Properties are transferred "as-is".

         3.17   Environmental Matters; Permits.

                (a) Except as set forth in Schedule 3.17(a), Company is and has at all times been, in full compliance with all Environmental Laws governing the businesses and operations of Company conducted at the Real Property, including, without limitation: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses for the use by Company of the Real Property; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

                (b) Except as set forth in Schedule 3.17(b), there are no (and, to the Knowledge of Company or the Owners, there is no basis for any) non-compliance orders, warning letters or notices of violation or other communications (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or, to the Knowledge of Company or the Owners, threatened against or involving Company or its respective businesses and operations conducted at the Real Property, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to Company thereunder in connection with, related to or arising out of the use by Company of the Real Property, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on Buyer in the event that the transactions contemplated in this Agreement are consummated.

                (c) Except as set forth in Schedule 3.17(c): (i) Company has not at any time Discharged, nor has Company at any time allowed or arranged for any third party to Discharge, Hazardous Substances to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Substances; (b) any parcel of real property owned, used or leased at any time by Company (including, without limitation, the Real Property except in compliance with Environmental Laws); or (c) any site which, pursuant to CERCLA or any similar state law, has been placed on the National Priorities List or its state equivalent, or as to which the Environmental Protection Agency or any relevant state agency has notified Company that it has proposed or is proposing to place on the National Priorities List or its state equivalent; and (ii) there has not occurred, nor is there presently occurring, a Discharge, or, to the Knowledge of Company or the Owners, any threatened Discharge of any Hazardous Substance on, into or directly beneath the surface of the Real Property.

                (d) Except as set forth on Schedule 3.17(d) hereto: (i) Company does not use, nor at any time has used, any Aboveground Storage Tanks or Underground Storage Tanks; (ii) there are not now nor have there ever been any Underground Storage Tanks on the Real Property during the time that such real property has been owned, leased or used by Company; and (iii) there has been no Discharge from or rupture of any Aboveground Storage Tanks or Underground Storage Tanks on any real property owned, leased or used at any time by Company during the time that such real property has been owned, leased or used by Company. All Underground Storage Tanks installed on or before December 22, 1988 have been upgraded, replaced or properly closed pursuant to the requirements that appear in 40 CFR Part 280, including, without limitation, 40 CFR s. 280.21. All Underground Storage Tanks installed after December 22, 1988 are in compliance with the performance standards for new underground storage tank systems as set forth in 40 CFR Part 280, including without limitation, 40 CFR s. 280.20.

                (e) Schedule 3.17(e) identifies and the Company has delivered to the Buyer true and complete copies of (i) all environmental audits, studies, analyses, tests, monitoring assessments or occupational health studies undertaken by any Governmental Authority, Company, agents or representatives, or any third party, relating to or affecting the Real Property; (ii) all ground water, soil, air or asbestos monitoring undertaken by Company (or its agents or representatives) or undertaken by any Governmental Authority or any third party (to the extent Company has knowledge of such), relating to or affecting the Real Property; (iii) all written communications between Company, on the one hand, and any Governmental Authority, on the other hand, arising under or relative to Environmental Laws as they pertain to the Real Property, including, but not limited to, all Notices issued to Company and pertaining to any of the Real Property; and (iv) all outstanding citations issued under OSHA or any Environmental Laws, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees, relating to or affecting Company or the Real Property.

                (f) For purposes of this Section, the following terms shall have the meanings ascribed to them below:

         "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling, or decree governing Aboveground Storage Tanks.

         "Discharge" means any manner of spilling, pumping, pouring, emptying, injecting, escaping, leaching, disposing, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

         "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders or licenses currently in existence, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste or occupational, health and safety.

         "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.

         "Hazardous Substances" shall be construed broadly to include any noxious, toxic or hazardous substance, material or waste, and any other contaminant, chemical, pollutant or constituent thereof, including, without limitation, petroleum or petroleum products, asbestos or any asbestos-containing material, lead containing paint or coating material, polychlorinated byphenyls, and radioactive material.

         "Licenses" means, for purposes of this Section 3.17 only, all licenses, certificates, permits, approvals, decrees and registrations required under the Environmental Laws.

         "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling or decree governing Underground Storage Tanks.

                (g) Company possess all Permits and Licenses required to be obtained for the businesses and operations of Company and for the ownership and use of the Properties. Schedule 3.17(g) sets forth a true, complete and accurate list of all such Permits and Licenses or applications for such Permits. All such Permits and Licenses are valid and in full force and effect, Company is in compliance with the requirements thereof, and no proceeding is pending or, to the Knowledge of Company or the Owners, threatened to revoke or amend any of them. None of the Permits or Licenses is or will be impaired or in any way affected by the execution and delivery of this Agreement.

                (h) There are no pending or threatened claims, encumbrances, or other restrictions of any nature arising under or pursuant to any Environmental Law with respect to or affecting the Real Property.

         3.18 Suppliers and Customers. Schedule 3.18 sets forth (i) the ten principal suppliers of Company during each of the fiscal years ended December 31, 2000, 2001 and 2002 and the ten months ended October 31, 2003, together with the dollar amount of goods purchased by

Company from each such supplier during each such period, and (ii) the ten principal customers of Company during each of the fiscal years ended December 31, 2000, 2001 and 2002 and the ten months ended October 31, 2003, together with the dollar amount of goods and/or services sold by Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.18, Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.18 as well as with governments, partners, financing sources and other parties with whom Company has significant relations, and no such party has canceled, terminated or made any threat to Company to cancel or otherwise terminate its relationship with Company or to materially decrease its services or supplies to Company or its direct or indirect purchase or usage of the products or services of Company. To the knowledge of the Company and the Owners, no customer of the Company will modify, adversely change, or terminate its relationship with the business as a result of the transactions contemplated hereby or because the Buyer cannot qualify for any small business, minority set-aside or similar program or arrangement.

         3.19 Absence of Certain Business Practices. None of the Owners, Company, nor any other Affiliate or agent of Company, nor any other Person acting on behalf of or associated with Company, acting alone or together, has
(a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of Company (or assist Company in connection with any actual or proposed transaction), in each case which (i) may subject Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding,
(ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of Company.

         3.20   Products, Services and Authorizations.

                (a) Each Product designed, manufactured, repaired or serviced by Company has been designed, manufactured, produced, repaired or serviced in accordance with (i) the specifications in place at the time of such Products' design, manufacture, repair or service, and (ii) the material provisions of all applicable laws, policies, guidelines and any other governmental requirements in place at the time of such Products' design, manufacture, repair or service.

                (b) Schedule 3.20(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by Company or any of the Owners or any of their agents relating to Company or any of the Products.

                (c) There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to Company or any of the Products.

                (d) Except up to the dollar amount set forth on Schedule 3.20(d), there are no claims existing or, to the Knowledge of Company and the Owners, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by Company. There are no claims existing and there is no basis for any claim against Company for injury to Persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. Company has commercially reasonable insurance coverage for products liability claims against it.

                (e) Set forth on Schedule 3.20(e) is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of Company as presently operated (the "Other Person Authorizations"). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and Company is in compliance with the material terms of all the Other Person Authorizations. Neither Company nor the Owners has any knowledge of any facts which could be expected to cause it to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations may be assigned and transferred to Buyer in accordance with this Agreement, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

         3.21   Transactions With Affiliates. Except as set forth on Schedule
3.21 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, Company has not since the Balance Sheet Date purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director, manager or member of Company or any of their respective Affiliates. Except as set forth on Schedule 3.21, none of the Owners nor any other Affiliate of Company is indebted to Company for money borrowed or other loans or advances, and Company is not indebted to any such Affiliate.

         3.22 Other Information. The information furnished by the Owners and Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto and the Schedules identified herein) does not contain any untrue statement of a material fact or does not omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.23 Restricted Securities. Company and the Owners (each a "Holder" and collectively, the "Holders") acknowledge that the HEICO Stock and Buyer Interest to be issued to the Holders hereunder will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and cannot be sold, transferred or otherwise disposed of except pursuant to (a) an effective registration statement filed by the issuer with the SEC under the Securities Act and in compliance with applicable state securities laws or (b) an exemption from the registration requirements under the Securities Act provided such disposing party furnishes to the issuer an opinion of counsel (which counsel and opinions shall be satisfactory to the issuer) that such exemption is available. The Company and the Owners understand that the issuance of the HEICO Stock and the Buyer Interest hereunder have not been registered under the Securities Act, based on the exemption from registration provided by
Section 4(2) of the Securities Act, and that the Company's reliance on such exemption depends in part on their representations and warranties in this Agreement.

         3.24 Investment Intent; Information. Each Holder is acquiring the HEICO Stock and Buyer Interest for his or its own account (or, in the case of the Company, for distribution to the Owners) and not with a view to, or for the sale in connection with, any distribution thereof within the meaning of Section 2(11) of the Securities Act (except in compliance with applicable state and federal securities laws). Each Holder is an "accredited investor" as defined in the rules promulgated under the Securities Act. Each Holder (a) has such knowledge and experience in financial and business matters that he or it is capable of evaluating the risks of an investment in the HEICO Stock and Buyer Interest, (b) has had the opportunity to discuss the transactions contemplated hereby with Parent and (c) has had the opportunity to obtain such information pertaining to Parent and Buyer as has been requested, including, but not limited to, filings made by Parent with the SEC under the Exchange Act. Each Holder represents that he or it can bear the economic risk of losing his or its investment in the HEICO Stock and Buyer Interest and has adequate means for providing for current financial needs and contingencies. Each Holder acknowledges receiving all reports filed with the SEC since January 1, 2003. Each Holder acknowledges that Buyer or its Affiliates may be required to file this Agreement with the SEC, and to describe the transactions contemplated by this Agreement in such filing, and subsequent filings, and each Holder hereby consents to such filing.

         3.25 Legend. Company and the Owners acknowledge that the certificates representing the HEICO Stock shall bear substantially the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Parent may place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF HEICO

         HEICO hereby represents and warrants to Company and each Owner which is a partner of the Company that:

         4.01 Existence and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign entity in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. Upon the approval of this Agreement by the Board of Managers of Buyer, the execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby will be duly and validly authorized and approved by all action necessary on behalf of Buyer. Subject to such Board approval, this Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03   No Default or Consents. Except as otherwise set forth in
Schedule 4.03, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                (i) violate or conflict with any of the terms, conditions or provisions of Buyer's Limited Liability Company Agreement;

                (ii)    violate any Legal Requirements applicable to Buyer;

                (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

                (iv) result in the creation of any lien, charge or other encumbrance on any property of Buyer; or

                (v) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         4.04 No Proceedings. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

         4.05 Validity of HEICO Stock; Listing. When issued and delivered in accordance with the terms of this Agreement, the HEICO Stock shall be duly and validly authorized, issued and outstanding, fully paid and non-assessable, shall not have been issued in violation of preemptive rights of any Person, and shall be listed for trading on the AMEX.

         4.06 SEC Filings. Parent's Annual Report on Form 10-K for the year ended October 31, 2002, Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2003, April 30 and July 31, 2003, all Current Reports on Form 8-K filed by Parent and all other documents, if any, filed by Parent with the Securities and Exchange Commission (the "Commission") since October 31, 2002 (collectively, the "Disclosure Documents"), as of the respective dates thereof, do not contain any untrue statements of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. The Disclosure Documents have been prepared in all material respects in compliance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"). Parent has timely made all filings required under the 1934 Act during the twelve months preceding the date of this Agreement. The financial statements of Parent included in each of the Disclosure Documents, including the schedules and notes thereto, comply in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (as applicable), fairly present, in accordance with GAAP, the financial condition and results of operations and cash flows of Parent at the respective dates and for the respective periods indicated and have been prepared in accordance with GAAP.

                                   ARTICLE V
                              CERTAIN OBLIGATIONS

         5.01   Employee Matters.

                (a) Effective as of the Closing Date, the employment by Company of the employees listed on Schedule 5.01 shall terminate and Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the "Business Employees"), effective as of the Closing Date or, in the case of a Business Employee not actively at work on the day immediately following the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability (which offers of employment shall be deemed to have been accepted by each of the Business Employees unless expressly rejected by them) upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect as of the Closing Date while such individuals were employed by Company. Except as otherwise provided herein,

Company shall retain responsibility for the payment of any employee benefits or entitlement which accrued or arose through the Closing, including severance pay, accrued vacation, sick or holiday pay, to any Business Employee pursuant to any Plan, Benefit Program or Agreement or law or regulation as a result of the consummation of the transactions contemplated hereby.

                (b) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that Buyer and Buyer's benefit plans shall be responsible for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under Company's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

                (c) Business Employees shall be credited with all years of service with Company for purposes of eligibility, participation and vesting purposes under Buyer's employee benefit plans that will provide benefits to the Business Employees on and after the Closing Date (the "Buyer Plans"). In addition, and without limiting the generality of the foregoing, effective as of the Closing Date, each Business Employee shall be eligible to participate in
(i) any Buyer Plan which includes Code Section 401(k) features and (ii) any Buyer Plan which provides medical and health benefits.

                (d) Except as specifically set forth in this Agreement: (i) Buyer shall not be obligated to assume, continue or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, Buyer or Buyer's benefit plans; and
(iii) Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of Company prior to the Closing Date.

                (e) Nothing in this Agreement, express or implied, shall confer upon any employee of Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

                (f) Company shall permit Buyer to contact and make arrangements with Company's employees for the purpose of assuring their continued employment by Buyer after the Closing and for the purpose of ensuring the continuity of Company's business, and Company agrees not to discourage any such employees from consulting with Buyer.

                (g) Company shall use commercially reasonable efforts to keep available the services of its present employees through the Closing Date.

         5.02   Title Insurance and Surveys.

                (a) Prior to the date hereof, Buyer has obtained a commitment (the "Commitment") issued by Stewart Title Company (the "Title Company") with an Effective Date of November 13, 2003, GF No. 03056484F4 in the form promulgated by the Texas State Board of Insurance for the issuance of an Owners Policy of Title Insurance for each parcel of real property comprising Company Facility (each, a "Title Policy"), in an amount not to exceed the fair market value of Company Facility. The Commitment shows fee simple title to Company Facility vested in Company, and the exceptions identified on Schedule B of the Title Commitment are referred to herein as the "Permitted Exceptions". The Commitment, to the extent permitted by law, shall reflect the deletions and limitation as of the standard pre-printed exceptions described in the Title Policy below. At the Closing, Company and the Owners shall deliver or cause to be delivered such affidavits or other instruments as the Title Company may reasonably require to deliver the Title Policy in the form described below. Company and the Owners shall remove or cause to be removed all items listed in Schedule C of the Commitment prior to the Closing and no such items shall be listed in the Title Policy. At the Closing the Title Company shall deliver the Title Policy to Buyer. The Title Policy may contain the Permitted Exceptions, but shall contain no additional exceptions to the title to the Real Property other than the standard exceptions contained in the owner's policy prescribed for use in the State of Texas, with the standard exception as to taxes limited to taxes for the current and subsequent years "not yet due and payable", with the standard exception for parties in possession deleted, with the standard exception as to unrecorded easements, visible and apparent easements, or other matters which would be disclosed by an inspection of the Real Property deleted, with the standard exception as to mechanics', materialmen's, or similar liens or other matters relating to the completion of construction and payment of bills with respect thereto deleted, with the standard exception as to areas, boundaries, discrepancies, encroachments, and other matters which would be disclosed by a survey of the Real Property modified to read "shortages in are" only, and with such additional deletions or modifications to the standard policy form as Buyer may reasonably require in connection with its review of the Commitment and Survey.

                (b) Before the Closing, Buyer shall obtain and deliver to the Title Company an as-built survey of Company Facility (the "Survey") prepared by a registered land surveyor or engineer, licensed in Texas, dated no more than 90 days prior to the date hereof, certified to Buyer, the Title Company, and such other entities as Buyer may designate and conforming to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, sufficient to allow the Title Company to limit the standard printed survey exception to "shortages in area" only. Each Survey shall show access from the land to public roads and shall include a flood plain certification.

                (c) Buyer shall be permitted to update the Commitment and Survey prior to Closing. If (i) any update of the Commitment discloses a title exception other than a Permitted Exception (an "Unpermitted Exception") or (ii) any update of the Survey discloses any encroachment, overlap, boundary dispute, or gap or any other matter which renders title to any parcel of Company Facility unmarketable or reflects that any utility service to the improvements or access thereto does not lie wholly within the applicable parcel of real property, or within an encumbered easement for the benefit of such parcel of real property, or reflects any other matter adversely affecting the use or improvements of such parcel of real property not shown on the original survey (a "Survey Defect"), then Company, prior to the Closing, shall have the Unpermitted Exception removed from such Commitment or the Survey Defect corrected or insured over by an appropriate title insurance endorsement, all in a manner satisfactory to Buyer.

         5.03 Mortgage Payoff. At the Closing, all mortgages on the Company's Real Property shall be paid off, satisfied and discharged by the Company with a portion of the Purchase Price. The Company has no capitalized lease obligations, and the indebtedness secured by such mortgage is the only indebtedness for borrowed money of the Company.

         5.04 Pre-Closing Deliveries by Company. Prior to Closing, the Company delivered to the Buyer the following, which the Company and Owners represent, warrant, covenant and agree are true and correct: (a) a good faith estimate of the Closing Date Balance Sheet and the Net Worth of the Company as of Closing; and (b) a list and schedule of all payments made to (or accrued with respect to) the Owners and/or any of their Affiliates (as dividends, salaries or otherwise) and all transactions entered into or modified between the Company and any Owner or Affiliate thereof since October 31, 2003.

         5.05 Accounts Receivable. In the event that any accounts receivable of the Company are not paid in full within 90 days after the Closing, upon notice from the Buyer to the Company, the Company will promptly pay to the Buyer the amount of the unpaid receivable and the Buyer will convey such receivable to the Company.

                                  ARTICLE VI
                            POST-CLOSING OBLIGATIONS

         6.01 Further Assurances. Following the Closing, Company, the Owners and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. Company shall, and shall cause its Affiliates, employees, consultants and agents to, take all reasonable actions necessary or desirable to facilitate the orderly transition of the ownership of the business of Company from Company to Buyer, and the maintenance of all relationships in connection therewith including, without limitation, (i) affording to Buyer and its employees, consultants and agents at reasonable times, reasonable access to Company's key employees, sites, properties, computer systems (to perform any necessary conversion of data to effect the transfer of such Business and Assets to Buyer) and other infrastructure, books and records and (ii) cooperating with Buyer and its employees, consultants and agents in the preparation of any documents or other material that may be required in connection with the transfer of the Assets and such business from Company to Buyer. In the event of any litigation or claim under any Contract, Company shall, and shall cause its Affiliates, employees and consultants to, fully cooperate in good faith with Buyer in resolving same.

         6.02 Publicity. Neither HEICO nor the Buyer on the one hand, nor the Company on the other hand, shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the other, except as required by law or the applicable rules of any stock exchange or market (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         6.03 Name Change. Company hereby represents, warrants and covenants to HEICO that the name of Company is as set forth on the signature page hereof and further agrees and acknowledges that the name Sierra Microwave Technology, Inc. is included with the Assets and that the exclusive right to use such name will be transferred to Buyer as of the Closing Date. Company has filed an appropriate document with the Texas Secretary of State so that its name is in no way similar to Sierra Microwave Technology, Inc. and shall furnish such written consents and assignments as Buyer shall hereafter reasonably request in connection therewith. From and after the Closing Date, Company shall not (nor shall it permit its Affiliates to) use the names Sierra, Sierra Microwave, Sierra Microwave Technology or any similar name or any logo, trade dress, trade name, trademark, service mark or the like similar to or confusing therewith for any business purpose or otherwise. The parties agree that the use by the Company of the name SMT Partners is not objectionable to the Buyer.

         6.04 No Distribution of Buyer Interest. Company and the Owners hereby covenant that Company shall not distribute Buyer Interest without HEICO's prior written consent.

         6.05   Post-Closing Indemnity by Company and the Owners.

                (a)     By Company and Owners. Subject to the provisions of
Section 8.01, from and after the Closing, Company and the Owners shall jointly and severally indemnify and hold harmless HEICO and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by any Owner and/or Company in this Agreement or in any document or certificate delivered by any Owner and/or Company at the Closing pursuant hereto; (ii) the Excluded Assets or Excluded Obligations, (iii) any liabilities or obligations of Company (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with AAP) other than the Assumed Obligations, (iv) any transaction, status, event, condition, occurrence, or situation in any way relating to Company, its business or the Assets or the conduct of Company's businesses, in each case arising or occurring in whole or in part on or prior to the Closing Date without regard to whether the claims have been asserted on the Closing Date or are asserted at any time thereafter, except to the extent the same expressly constitute Assumed Obligations; (v) any failure to obtain any consent, waiver or approval necessary for any Rights to be transferred at the Closing (other than with respect to the operating leases set forth on Schedule 3.08(b)); (vi) any and all liabilities or obligations arising or accruing in connection with the Conversion (it being the express intent of the parties that HEICO and Buyer be in no less favorable a position in any respect than if the Closing had occurred prior and without regard to the Conversion); and (vii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing. Any payment made to Buyer by Company or the Owners pursuant to the indemnification obligations under this Section 6.05 shall constitute a reduction in the Purchase Price hereunder. No Owner shall have liability hereunder in a dollar amount in excess of the amount he and/or his Affiliates received, directly or indirectly, from the Company (or as a direct or indirect result of distributions or payments made by the Company) on or after the date hereof.

                (b) By HEICO. HEICO shall indemnify and hold harmless the Company and the Owners for any Damages incurred by them if HEICO fails to discharge any obligation on Schedule 6.05 which is an Assumed Obligation (or would be an Assumed Obligation if the requisite consent were received) and which is guaranteed by the Company or such Owner.

         6.06   Non-Competition, Non-Solicitation and Non-Disclosure.

                (a) General. In consideration of the payment of the Purchase Price, and in order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Owners hereby acknowledges that it is a beneficiary of the Purchase Price payments to Company, and each of the Owners and (other than as an employee of Buyer) Company hereby covenants and agrees as follows:

                        (i) Without the prior written consent of Buyer, the Owners and Company shall not for a period of seven years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any Person, firm, partnership, corporation, sole proprietorship, association or other entity which engages, plan to engage or is considering engaging (or otherwise engage, plan to engage or consider engaging) in the design, manufacture, provision, sale or distribution of any types or classes of products or services Company has in the past or currently produces or provides (or types or classes of products competitive therewith) and any integrated assemblies thereof (the "Business") in any country in which the Company has and/or currently does business or makes sales (the "Territory"), (B) be employed by or serve as an employee, agent, representative, officer, director of, or as a consultant to, any Person, firm, partnership, corporation, sole proprietorship, association or other entity which engages, plans to engage or is considering engaging in any facet of the Business within the Territory, or (C) utilize its special knowledge of the business of Company and its relationships with customers, suppliers and others, or assist any other Person, to compete with or divert business away from Buyer and/or any of its Affiliates in any facet of the Business; provided, however, that nothing herein shall be deemed to prevent the Owners from passive acquisition through market purchases and passive ownership of equity securities of any class of any issuer which is a public corporation and which is a competitor of the Buyer in an amount less than 2% of the outstanding stock thereof. Each of the Owners and Company acknowledges and agrees that the covenants provided for in this Section 6.06(a) are reasonable and necessary in terms of time, area and line of business to protect Company's Trade Secrets. The Owners and Company further acknowledge and agree that such covenants are reasonable and necessary in terms of time, area and line of business to protect Buyer's legitimate business interests, which include its interests in protecting Buyer's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the world, and (iii) customer goodwill associated with the ongoing Business. Each of Company and the Owners expressly authorizes the enforcement of the covenants provided for in this Section 6.06(a) by (A) Buyer and its subsidiaries, (B) Buyer's permitted assigns, and
         (C) any successors to Buyer's business. To the extent that the covenants provided for in this Section 6.06(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, each Owner and the Company agrees that such restrictive covenant shall not be terminated but the court making such determination shall have the power to reduce the duration or scope of the provision to the maximum enforceable, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. Further, during any period of violation by a breaching party, the time period shall be extended for the amount of time of the breach by such breaching party. Notwithstanding anything to the contrary set forth herein, the duration of the restrictions in this Section 6.06 shall not be impacted or shortened by the duration of the restrictions in any non-competition or restrictive covenant agreement or arrangement between the Buyer and any Owner, including, but not limited to, any Employment and Non-Competition Agreement.

                        (ii) Without the prior consent of Buyer, neither the Owners nor Company shall, for a period of seven years from the Closing Date, directly or indirectly, for itself or for any other Person, firm, corporation, partnership, association or other entity, (i) call on or solicit any of the employees or consultants of Buyer or its Affiliates actively engaged in the Business for purposes of entering into employment, consulting or other business arrangements with such Persons, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of Buyer or any Affiliate of Buyer for the purposes of competing with Buyer or any of its Affiliates for the business of such actual or targeted prospective customers or clients regarding matters that are directly related to the Business, nor shall the Owners make known the names and addresses of such customers or any information relating in any manner to Company's trade or business relationships with such customers as they directly pertain to the Business.

                        (iii) The Owners shall not at any time divulge, communicate, use to the detriment of Buyer or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information or Trade Secret pertaining to the Business. Any confidential information, trade secret or data now known or hereafter acquired by the Owners with respect to the Business shall be deemed a valuable, special and unique asset of Buyer that is received by the Owner in confidence and as a fiduciary, and the Owner shall remain a fiduciary to Buyer with respect to all of such information.

                (b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Company or any Owner of any or all of the covenants and agreements contained in this Section 6.06 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, the Company and each Owner recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 6.06 by the Company and any Owner and/or any associates, Affiliates, partners or agents thereof, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 6.06 shall be construed to prevent Buyer from seeking and recovering from the Company or any Owner damages sustained by it as a result of any breach or violation by the Company or any Owner of any of the covenants or agreements contained herein.

         6.07   Delivery of Property Received after Closing.

                (a) By the Company. From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables not fully reserved against and other items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of Company any checks or drafts received on account of any such receivables or other Assets. Company agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash, checks and/or other property which Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

                (b) By the Buyer. In the event that Buyer receives delivery of property belonging to Company after Closing which is an Excluded Asset, Buyer shall deliver such property and other proceeds of such property to the Company.

         6.08 Existing Restrictive Covenant Agreements. All non-compete, non-solicitation and restrictive covenant agreements and arrangements between Company and any of its Personnel who are retained by Buyer or its Affiliates, are assigned to the Buyer as Assets to the extent that the Buyer may enforce same, and, to the extent that the Buyer may not enforce same as assignee, the Company shall not enforce same against the Buyer and shall seek to enforce same for Buyer's benefit. To the extent (and only to the extent) of benefit and not of burden to Buyer, all invention assignments and work-made-for-hire provisions regarding Company arising by operation of law or contract with respect to the relationship between Company and any of its employees or independent contractors are hereby assigned by Company to Buyer.

                                  ARTICLE VII
                                  TAX MATTERS

         7.01 Representations and Obligations Regarding Taxes. Company and the Owners jointly and severally represent and warrant to and agree with HEICO, that:

                (a) Company has filed all Tax Returns that it was required to file, except where the failure to file Tax Returns would not have a material adverse effect on Buyer. All Taxes owed by Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid, except where the failure to pay Taxes would not have a material adverse effect on Buyer. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

                (b) Company has withheld and paid to the applicable taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Owner or other third party in accordance with applicable law.

                (c) There is no dispute or claim concerning any Tax liability of Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. Schedule 7.01(c) lists all Federal and state income Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit or in respect of which any written or unwritten notice of any audit or examination has been received by Company.

                (d) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (e) Company is not a party to any Tax allocation or sharing agreement.

                (f) The unpaid Taxes of Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns.

                (g) Company shall grant to Buyer or its designees access at all reasonable times to all of Company's books and records (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Buyer shall (i) grant to the Owners access at all reasonable times to all of Company's books and records (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Owners in connection with any audit of Taxes that relate to the business of Company prior to Closing.

                (h) As used in this Agreement, "Code" means the Internal Revenue Code of 1986, as amended; "Company" means Company; "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); "Tax" means any Federal, state, local, foreign or other income, gross receipts, payroll, employment, withholding, social security (or similar), unemployment, real property, personal, property, environmental, excise, sales, or use or other tax, including any interest, penalty or addition thereto, whether disputed or not, and "Taxes" means any or all of the foregoing collectively; and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

                (i) No liability for Taxes shall arise as a result of or in connection with the Conversion.

         7.02 Tax Returns. Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                                 ARTICLE VIII
                                 MISCELLANEOUS

         8.01   Indemnification Procedures.

                (a) Except as expressly set forth in Section 8.01(f), the representations, warranties, agreements, and indemnities of Company and the Owners set forth in this Agreement or in connection with the transactions contemplated hereby shall survive and continue to be in full force and effect following the Closing without limitation.

                (b)     [RESERVED].

                (c) An indemnified party hereunder (the "Claiming Party") shall give the indemnifying party ("Indemnifying Party") prompt written notice of any claim of a third party (a "Third Party Claim") as to which the Claiming Party proposes to demand indemnification hereunder. The indemnifying party shall forthwith assume and conduct the Good Faith Defense of such Third Party Claim at its own expense, provided, however, that in the event that the interests of the Claiming Party and the Indemnifying Party are, or may reasonably become, in conflict with or adverse to one another with respect to such Third Party Claim, the Claiming Party may retain its own counsel at the Indemnifying Party's expense with respect to such Third Party Claim, provided further that such expense must be reasonable in the context of the dispute. In the event the Indemnifying Party assumes and conduct the Good Faith Defense on behalf of the Claiming Party, the Indemnifying Party (a) shall be deemed to acknowledge that it is responsible to the Claiming Party for any Damages as a result of such Third Party Claim, and (b) may settle such Third Party Claim, but shall not, without the consent of the Claiming Party, agree to (i) any injunctive relief affecting the Claiming Party or (ii) any settlement (x) without providing evidence to the Claiming Party of its financial ability to satisfy such settlement or (y) that would adversely affect the business or operations of the Claiming Party. For purposes hereof, "Good Faith Defense" means legal defense conducted by reputable counsel of good standing selected and engaged by the Indemnifying Party with the consent of the Claiming Party, which consent shall not be unreasonably withheld or delayed. If a Good Faith Defense is not commenced within ten (10) business days following receipt of notice of the Third Party Claim from the Claiming Party (or such shorter period, if any, during which a defense must be commenced in order for the defendant to preserve its rights), the Claiming Party may, at its option, settle or defend such claim at the expense of the Indemnifying Party. In the event that (x) a final judgment or order in favor of such third party is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 8.01, resulting in liability on the part of the Claiming Party, then the amount of such liability together with costs and expenses (including reasonable attorneys' fees), incurred by the Claiming Party shall be paid by the Indemnifying Party.

                (d) In addition to and not in limitation of Section 8.01 hereof, a Claiming Party hereunder shall give prompt written notice to an Indemnifying Party of each claim for indemnification hereunder as to which such Claiming Party proposes to demand indemnification, specifying the amount and nature of such claim. The failure to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 8.01, and then only to the extent of such prejudice.

                (e)     [RESERVED].

                (f) Limitations. The Owners and the Company on the one hand, and HEICO on the other hand, shall have no obligation under the indemnification provisions set forth herein for breach of representations and warranties until the aggregate of all claims for which such party is responsible exceeds
$500,000 (it being understood that such limitation shall be inapplicable with respect to any breach or violation of any covenant or agreement); provided, however, that if any party is responsible for indemnification hereunder for any amount in excess of such amount, then such amount shall not be deemed applicable and such party shall be responsible to fully indemnify the other party for all such claims. No party shall have any obligation under the indemnification provisions set forth herein for breach of representations and warranties in an aggregate amount in excess of $30,000,000 (it being understood that such limitation shall be inapplicable with respect to any breach or violation of any covenant or agreement). No party shall have any obligation under the indemnification provisions set forth herein for breach of any representation and warranty unless a claim is made for indemnification within 18 months of the date hereof. None of the limitations of this Section 8.01(f) shall apply with respect to indemnification obligations of a party arising in connection with (i) the breach of any representation, warranty or covenant set forth in Sections 3.02 or 3.17, or Article VII, or (ii) any action based upon intentional or fraudulent actions or misrepresentations of any party.

         8.02   Confidentiality.

                (a) Company and the Owners shall, and shall cause each of their Affiliates and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Company and the Owners or their respective Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (ii) information that is required to be disclosed by Company and the Owners or their respective Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Company and the Owners promptly shall notify Buyer of any disclosure pursuant to clause (ii) of this Section 8.02(a).

                (b) Company and the Owners shall, and shall cause their respective Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Company, the Owners or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Company, the Owners or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a non-confidential basis prior to its disclosure by Company, the Owners or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, and (iii) information that is required to be disclosed by Company, the Owners or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Company shall promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this Section 8.02(b).

         8.03 Brokers. Regardless of whether the Closing shall occur, (i) Company and the Owners shall jointly and severally indemnify and hold harmless HEICO from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by Company or the Owners in respect of the transactions contemplated by this Agreement, and
(ii) HEICO shall indemnify and hold harmless Company and the Buyer from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer or HEICO in respect of the transactions contemplated by this Agreement. HEICO shall pay all brokerage fees incurred in connection with the consummation of the acquisition contemplated hereby incurred by HEICO or Buyer.

         8.04 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses (including, but not limited to, fees and expenses of counsel, accountants, bankers and other professionals) incurred by it in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, the Owners shall bear all such costs incurred by Company; and, provided, further, HEICO shall pay all expenses in connection with the issuance and delivery of the Title Policy (including the insurance premium) and the Survey and any and all other transfer taxes and recording taxes or other fees and expenses in connection with the transfer of Company Facility; and, provided, further, that HEICO shall pay all amounts payable to Chapman & Associates. The Owners agree to pay any and all sales, transfer and use and/or similar Taxes or fees which may become due in connection with the transactions contemplated hereby, none of which shall be Assumed Obligations.

         8.05 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO BUYER:                            Sierra Microwave Technology, LLC
                                        c/o HEICO Electronics Technologies Corp.
                                        825 Brickell Bay Drive, Suite 1644
                                        Miami, Florida 33131
                                        Attn: Victor Mendelson, President
                                        Telecopy No.  (305) 374-6742

                                        With a copy to:

                                        Akerman Senterfitt
                                        One S.E. 3rd Avenue, 28th Floor
                                        Miami, Florida 33131
                                        Attn:  Carl Roston
                                        Telecopy No. (305) 374-5095
IF TO COMPANY AND/OR ANY OWNER:         c/o Sierra Microwave Technology, Inc.
                                        One Sierra Way
                                        Georgetown, TX 78626
                                        Attn:  Troy J. Rodriguez
                                        Telecopy No. (512) 869-2430

                                        With a copy to:

                                        Winston Krause, Esq.
                                        P.O. Box 5399
                                        Austin, TX 78763
                                        Telecopy No. (512) 477-6808


Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or Personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.

         8.06 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         8.07 Risk of Loss. Prior to 12:01 a.m. on the date this Agreement is executed and delivered, the risk of loss of damage to, or destruction of, any and all of Company's assets, including without limitation the Properties, shall remain with Company, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

         8.08 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.09 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's or HEICO's rights and obligations to any Affiliate or direct or indirect subsidiary or any Person acquiring the Business of Buyer or HEICO or prohibit the assignment of Buyer's or HEICO's rights (but not obligations) to any lender (it being understood that no novation shall occur without Company's consent). Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto, HEICO and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         8.10 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         8.11 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where
(i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         8.12 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.13   References and Construction.

                (a) Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the Person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

                (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

                (c) The Owners jointly and severally agree to cause Company to comply with all of its obligations hereunder.

                (d) All references to the Company shall mean the Company, both prior to (i.e., Sierra Microwave Technology, Inc.) and after (i.e., SMT Partners) the Conversion.

         8.14 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but, subject to the provisions of Section 8.01(f), shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement.

         8.15 Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

                                  ARTICLE IX
                                  DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article IX or elsewhere in this Agreement.

         9.01 AAP. The term "AAP" means the following agreed upon accounting principles: the accounting principles of the Company as they are currently applied on a consistent basis, which are consistent and in accordance with GAAP except as set forth on Schedule 1.04.

         9.02 Aboveground Storage Tank. The term "Aboveground Storage Tank" has the meaning set forth in Section 3.17.

         9.03 Affiliate. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. The parties expressly understand and agree that each Owner is an Affiliate of the Company.

         9.04 Agreement. The term "Agreement" has the meaning set forth in the preamble.

         9.05 Assets. The term "Assets" means all assets and properties owned or Used by Company in connection with its business, other than the Excluded Assets, and including without limiting the generality of the foregoing:

                        (i) all accounts receivable and the Transferred Accounts and assets therein;

                        (ii) all raw materials, work-in-process, inventories and other materials of Company wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of Company, including the right to collect and receive charges for services performed by Company with respect thereto;

                        (iii) all supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property Used by Company in connection with its business, and Company's interest as lessee in any leases with respect to any of the foregoing;

                        (iv) all of Company's right, title and interest in and to its Contracts, including the Contracts listed or required to be listed on Schedule 3.13 hereto;

                        (v) all Intangible Rights (as hereinafter defined), including all files, manuals, documentation and source and object codes related thereto, whether in paper or electronic form; provided, however, that Company may retain copies thereof;

                        (vi) all utility, security and other deposits and prepaid items and expenses, including, but not limited to, those that are listed on the balance sheet, dated as of October 31, 2003, of Company;

                        (vii) Company's business as a going concern and its franchises, Permits and other authorizations of Governmental Authorities and third parties, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to Company from its present and former owners, directors, officers, managers, employees, agents and others, together with all books, operating data and records (including copies of Company's financial, accounting, corporate, partnership and credit records), files, records and other data of Company, whether in paper or electronic form;

                        (viii) all intellectual property rights, Intangible Rights and rights of Company in and to all trade names, patents, trademarks and slogans Used in its business, all variants thereof and all goodwill associated therewith, and all domain names and addresses, Internet addresses, telephone, telex, and telephone facsimile numbers and listings;

                        (ix) all real property, whether owned or leased, in which the Company owns or holds any interest, including, without limitation, Company's facilities located at One Sierra Way, Georgetown, Texas, 78626 (the "Company Facilities"), the Owned Real Property and the Leased Premises together with all buildings, appurtenances, hereditaments, and leasehold improvements located thereon and all relevant blueprints, surveys and building plans and all rights, privileges, interests, credits and deposits appurtenant thereto (collectively, "Real Property");

                        (x)     all claims against other Persons; and

                        (xi) all other property and rights of every kind or nature Used by Company in the operation of its business other than the Excluded Assets.

         9.06 Assumed Obligations. The term "Assumed Obligations" means only the following liabilities, to the extent they are not Excluded Obligations: (i) Company's liabilities and other obligations (other than claims for products liability or deficiencies or similar claims) arising in good faith in the ordinary course of business consistent with past practices and constituting current (rather than past due) and executory obligations incurred and arising subsequent to October 31, 2003 under (x) the Contracts listed on Schedule 3.13, and (y) all other Contracts entered into by Company in the ordinary course of its business and not required to be listed on Schedule 3.13, in each case to the extent that Company's rights thereunder are effectively transferred to Buyer at Closing, (ii) obligations to the extent expressly listed on Schedule 1.01(c) hereto (it being understood that any obligations listed on Schedule 1.01(c) which were not incurred in good faith in the ordinary course of business consistent with past practices or which are past due or are in default shall only be Assumed Obligations if and to the extent they are noted as such on such Schedule), including, but not limited to warranty claims for repairs not to exceed the dollar amount set forth on Schedule 3.20(d) and on Schedule 1.01(c) as warranty claims and (iii) obligations to the extent reflected as a dollar amount on the Closing

Date Balance Sheet (to the extent such obligations were incurred in good faith in the ordinary course of business consistent with past practices and are not in default or past due) and which constitute accrued-other (regarding R&D), accounts payable - corporate office account, accrued payroll, accrued vacation, accrued holiday, accrued sick time, accrued general bonus, accrued commission payable, accrued medical/dental/life insurance, and accrued 401K employee's portion.

         9.07 Balance Sheet Date. The term "Balance Sheet Date" has the meaning set forth in Section 3.08.

         9.08 Buyer. The term "Buyer" has the meaning set forth in the preamble.

        9.09 Buyer Interest. The term "Buyer Interest" has the meaning set forth in Section 1.02.

         9.10 Buyer's Accountants. The term "Buyer's Accountants " has the meaning set forth in Section 1.06.

         9.11 Buyer's Report. The term "Buyer's Report" has the meaning set forth in Section 1.06.

         9.12 Claiming Party. The term "Claiming Party" has the meaning set forth in Section 8.01.

         9.13 Closing. The term "Closing" has the meaning set forth in Section 2.01.

         9.14 Closing Date. The term "Closing Date" has the meaning set forth in Section 2.01.

         9.15 Closing Date Balance Sheet. The term Closing Date Balance Sheet has the meaning set forth in Section 1.04.

         9.16   Code. The term "Code" has the meaning set forth in Section 7.01.

         9.17 Collateral Agreements. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         9.18 Company Agreement. The term "Company" has the meaning set forth in the preamble.

         9.19 Confidential Information. The term "Confidential Information" shall mean confidential data and confidential information relating to the business of Company or Buyer (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Owners or of which the Owners became aware as a consequence of or through their relationship with Company or Buyer and which has value to Company or Buyer and is not generally known to the competitors of Company or Buyer. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by

Company or Buyer or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

         9.20 Contracts. The term "Contracts," when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

         9.21 Conversion. The term "Conversion" has the meaning set forth in the Recitals.

         9.22 Conveyance Documents. The term "Conveyance Documents" has the meaning set forth in Section 1.01.

         9.23 Damages. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements); provided, however, that with respect to claims which are not based on third-party claims, Damages shall not include punitive damages.

         9.24 Doctrine of Equitable Conversion. The term "Doctrine of Equitable Conversion" has the meaning set forth in Section 8.07.

         9.25 Employment Agreements. The term "Employment Agreements" has the meaning set forth in Section 2.02.

         9.26 Excluded Assets. The term "Excluded Assets" means (w) all cash, cash equivalents, and liquid assets in brokerage and similar accounts as well as such accounts (except for the assets in the Transferred Accounts and the Transferred Accounts themselves), (x) the Purchase Price and other rights of Company under this Agreement, (y) Company's minute book and equity ownership records and (z) those assets specifically listed on Schedule 1.01(a).

         9.27 Excluded Obligations. The term "Excluded Obligations" means any and all obligations, debts, commitments and/or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, other than the Assumed Obligations and, notwithstanding anything to the contrary set forth herein or in the definition of Assumed Obligation, none of the following shall be Assumed Obligations: (a) any liability, commitment, debt, cost, expense or obligation of Company or any other person or entity, of any nature whatsoever, absolute or contingent, known or unknown, or otherwise, not expressly agreed to be assumed as an Assumed Obligation; (b) any liability, commitment, debt, cost, expense or obligation of Company or any Owner as to which HEICO is indemnified herein or in connection herewith; (c) any liability, commitment, debt, cost, expense or obligation relating to Taxes of or with the respect to Company, any Owner or any other person or entity, including any interest or penalties related thereto; (d) any liability, commitment, debt, cost, expense or obligation relating to any default relating to any of the Assets or Assumed Obligations; (e) except for the assumption of accrued vacation and holiday benefits, accrued sick time, accrued general bonus, accrued commission payable, accrued medical/dental/life insurance, accrued other (R&D), and accrued 401K employees portion to the extent specifically accrued on the Closing Date Balance Sheet as a dollar amount, any liability, commitment, debt, cost, expense or obligation in connection with or arising in connection with or under any Plan or Benefit Program or Agreement, including, without limitation, any liability of Company under ERISA; (f) any liability, commitment, debt, cost, expense or obligation (including, without limitation, any and all related expenses, costs and/or damages and fees and expenses of counsel) incurred by, under or pursuant to any environmental laws or related to the discharge, handling, presence or clean-up of Hazardous Substances; (g) any liability, commitment, debt, cost, expense or obligation of Company to any Affiliate of Company or any Owner or any party related thereto, whether by contract, pursuant to law, or otherwise, except as and to the extent expressly set forth as a dollar amount on the Closing Date Balance Sheet and as and to the extent expressly set forth as a dollar amount set forth on Schedule 1.01(c); (h) any liability, commitment, debt, cost, expense or obligation arising under or in connection with any litigation or claim (including any governmental proceeding) against Company arising as a result of events occurring or facts or circumstances arising or existing in whole or in part on or prior to the Closing; (i) any liability, commitment, debt, cost, expense or obligation (including, without limitation, costs, expenses and fees of counsel, accountants, bankers, brokers and other professionals) of Company incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other taxes arising out of the transactions contemplated hereby, and including any fees and costs of attorneys, accountants, bankers and other professionals); (j) any liability, commitment, debt, cost, expense or obligation in respect of or relating to any Excluded Asset; (k) any liability, commitment, debt, cost, expense or obligation relating to any breach or default by Company of any contract, agreement, arrangement or commitment; (l) any liability, commitment, debt, cost, expense or obligation which is not a current liability incurred in good faith in the ordinary course of business consistent with past practices; (m) any liability, commitment, debt, cost, expense or obligation relating to any severance benefits or payments; (n) any liability, commitment, debt, cost, expense or obligation which is in arrears or past due as of the Closing, except as and to the extent expressly set forth as in arrears or past due as a dollar amount on the Closing Date Balance Sheet and as and to the extent expressly as in arrears or past due as set forth as a dollar amount set forth on Schedule 1.01(c); (o) any liability, commitment, debt, cost, expense or obligation of Company under or in connection with any violation of any federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement (including those relating to pricing, contracting or specification rules, laws or regulations pertaining to products sold to government agencies or contractors or to health, safety, Hazardous Substances and environmental matters applicable to Company's business and/or the facilities Used by Company (whether or not owned by Company)); (p) any liability, commitment, debt, cost, expense or obligation in connection with any product liability, product malfunction or deficiency or the like or any warranty claim which is not an Assumed Obligation; and (q) any liability, commitment, debt, cost, expense or obligation relating to indebtedness for borrowed money or capitalized lease obligations, including, but not limited to, any indebtedness securing any mortgage.

         9.28 Financial Statements. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position, without footnotes, of Company's business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

         9.29 GAAP. "GAAP" means U.S. generally accepted accounting principles.

         9.30 Good Faith Defense. The term "Good Faith Defense" has the meaning set forth in Section 8.01.

         9.31 Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         9.32   HEICO. The term "HEICO" has the meaning set forth in Section
1.02.

         9.33   HEICO Stock. The term "HEICO Stock" has the meaning set forth in
Section 1.02.

         9.34   Holder. The term "Holder" has the meaning set forth in Section
3.23.

         9.35 Intangible Rights. The term "Intangible Rights" has the meaning set forth in Section 3.15.

         9.36 Inventory. The term "Inventory" shall mean all goods, merchandise and other Personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of Company in the ordinary course of its business, specifically excluding, however, non-repairable damaged or defective items, or otherwise unsaleable items.

         9.37 Knowledge of Company and the Owners. The term "Knowledge of Company and the Owners" shall mean the knowledge of Company and/or any Owner or any of their respective current or pre-Conversion directors, officers or partners with respect to the matter in question.

         9.38   Leases. The term "Leases" has the meaning set forth in Section
3.12.

         9.39 Leased Premises. The term "Leased Premises" has the meaning set forth in Section 3.12.

         9.40 Legal Requirements. The term "Legal Requirements," when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         9.41   Liens. The term "Liens" has the meaning set forth in Section
3.08.

         9.42 Limited Liability Company Agreement. The term "Limited Liability Company Agreement" has the meaning set forth in Section 2.02.

         9.43 Net Worth. The term "Net Worth" shall mean (i) the book value of the Assets (but not Excluded Assets) of the Company, which are of the categories set forth in the October 31, 2003 balance sheet referenced in
Section 3.08, less (ii) (a) the book value of the Assumed Obligations and (b) the book value of any liabilities of Company in addition to the Assumed Obligations, if any, which Buyer elects to discharge, in each case, computed in accordance with AAP consistently applied with Company's prior practices, all as finally determined pursuant to Section 1.06, it being understood that no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated herein. Notwithstanding anything to the contrary set forth herein, in determining "Net Worth", the value of inventory shall not be adjusted from the amount set forth in the Closing Date Balance Sheet initially delivered by the Company under the first sentence of Section 1.04, unless the last sentence of Section 3.08(d) is incorrect, in which case it shall be reduced by the dollar amount by which the Company's inventory as of the Closing Date, if valued in accordance with GAAP, would have a book value of less than the book value thereof determined in accordance with AAP.

         9.44 Notices. The term "Notices" has the meaning set forth in Section 3.17.

         9.45 Other Person Authorizations. The term "Other Person Authorizations" has the meaning set forth in Section 3.20.

         9.46 Owned Real Property. The term "Owned Real Property" has the meaning set forth in Section 3.12.

         9.47 Owners. The term "Owners" has the meaning set forth in the preamble.

         9.48   Parent. The term "Parent" means HEICO Corporation.

         9.49 Permits. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         9.50 Permitted Exceptions. The term "Permitted Exceptions" has the meaning set forth in Section 5.02.

         9.51 Person. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

         9.52   Proceedings. The term "Proceedings" has the meaning set forth in
Section 3.17.

         9.53 Product. The term "Product" shall mean each product, repair process or service under development, developed, manufactured, licensed, distributed, performed or sold by Company and any other products in which Company has any proprietary rights or beneficial interest.

         9.54 Properties. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible, intangible or otherwise) owned or Used by Company, including, but not limited to, all Assets to be conveyed to Buyer pursuant to this Agreement.

         9.55 Purchase Price. The term "Purchase Price" shall have the meaning ascribed thereto in Section 1.02.

         9.56 Purchase Price Adjustment. The term "Purchase Price Adjustment" shall have the meaning ascribed thereto in Section 1.03.

         9.57 Real Property. The term "Real Property" has the meaning set forth in Section 9.05.

         9.58   Records. The term "Records" shall have the meaning set forth in
Section 2.02.

         9.59 Registration Rights Agreement. The term "Registration Rights Agreement" shall have the meaning set forth in Section 2.02.

         9.60 Regulations. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

         9.61   Rights. The term "Rights" has the meaning set forth in Section
1.01.

         9.62 Settlement Accountants. The term "Settlement Accountants" has the meaning set forth in Section 1.06.

         9.63 Subsidiary. The term "Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Company.

         9.64   Survey. The term "Survey" has the meaning set forth in Section
5.02.

         9.65 Survey Defect. The term "Survey Defect" has the meaning set forth in Section 5.02.

         9.66 Tangible Company Properties. The term "Tangible Company Properties" has the meaning set forth in Section 3.16.

         9.67   Tax. The term "Tax" has the meaning set forth in Section 7.01.

         9.68   Tax Return. The term "Tax Return" has the meaning set forth in
Section 7.01.

         9.69 Third Party Claim. The term "Third Party Claim" has the meaning set forth in Section 8.01.

         9.70 Trade Secrets. The term "Trade Secrets" shall mean information of Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         9.71 Transferred Accounts. The term "Transferred Accounts" shall mean the following accounts at the following institutions:



Bank One              SMT Acct#                 Bank Acct #
--------             ----------                ------------

Lock Box    -        10007-099         -        1571902079

Checking    -        10022-099         -        642793087

Money MMkt  -        10006-099         -        1614058806

Payroll     -        10011-099         -        642792949

Ford
Money MMkt  -        10002-099         -        9071294819


         9.72 Unpermitted Exception. The term "Unpermitted Exception" has the meaning set forth in Section 5.02.

         9.73 Used. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of Company, those owned, leased, licensed or otherwise held by Company which were acquired for use, held for use or used by Company in connection with Company's business and operations, whether or not reflected on Company's books of account.

         EXECUTED as of the date first written above.

                                        BUYER:

                                        SIERRA MICROWAVE TECHNOLOGY, LLC


                                        By: /s/ Victor Mendelson
                                           ------------------------------------
                                           Victor Mendelson, Manager
                                           ------------------------------------

                                        COMPANY:

                                        SMT PARTNERS


                                        By: /s/ Troy J. Rodriquez
                                           -------------------------------------
                                        Name: Troy J. Rodriquez
                                             -----------------------------------
                                        Title: Managing Partner
                                              ----------------------------------


                                        HEICO:

                                        HEICO ELECTRONIC TECHNOLOGIES CORP.


                                        By: /s/ Victor Mendelson
                                           -------------------------------------
                                        Name:  Victor Mendelson
                                             -----------------------------------
                                        Title: President & CEO
                                              ----------------------------------


                                        OWNERS:



                                        /s/ Troy J. Rodriguez
                                        ----------------------------------------
                                        Troy J. Rodriguez


                                        /s/ Mincho Tsankov
                                        ----------------------------------------
                                        Mincho Tsankov


                                        /s/ Stephen A. Turpin
                                        ----------------------------------------
                                        Stephen A. Turpin


                                        /s/ Charles R. Eads
                                        ----------------------------------------
                                        Charles R. Eads

                                        /s/ Troy J. Rodriguez
                                        ----------------------------------------
                                        Troy J. Rodriguez, as Trustee of the
                                        Troy and Mary Rodriguez Living Trust



                                        TJR HOLDINGS, LC


                                        By: /s/ Troy J. Rodriguez
                                           -------------------------------------
                                        Name: Troy J. Rodriguez
                                        Title: Manager



                                        SAT HOLDINGS, LC


                                        By: /s/ Stephen A. Turpin
                                           -------------------------------------
                                        Name: Stephen A. Turpin
                                        Title: Manager



                                        MAT HOLDINGS, LC


                                        By: /s/ Mincho A. Tsankov
                                           -------------------------------------
                                        Name: Mincho A. Tsankov
                                        Title: Manager



                                        CRE HOLDINGS, LC


                                        By: /s/ Charles R. Eads
                                           -------------------------------------
                                        Name: Charles R. Eads
                                        Title: Manager

                                        The undersigned hereby unconditionally
                                        agrees to cause HEICO and the Buyer to
                                        comply with all of their obligations
                                        hereunder

                                        HEICO CORPORATION


                                        By: /s/ Victor Mendelson
                                           -------------------------------------
                                        Name: Victor Mendelson
                                             -----------------------------------
                                        Title: Executive Vice President
                                              ----------------------------------

                                   [TO COME]